UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
                                                                                                                                                                                                                               -------------------------------------
                                                                                      FORM 12b-25                         SEC FILE NUMBER
                                                                                                                                                                                                                                              1-37506
                                                                                                                                                                                                                               -------------------------------------
                                                                                                                                 NOTIFICATION OF LATE FILING                                      CUSIP NUMBER
                                                                                                                                                                                                                                             55352L 101
                                                                                                                                                                                                                               -------------------------------------
(Check One):   [ ] Form 10-K [ ] Form 20-F [ X] Form 11-K [ ] Form 10-Q [ ] [ ] Form 10-D Form N-SAR
                                [ ] Form N-CSR

                                For Period Ended:      December 31, 2017
                                [ ] Transition Report on Form 10-K
                                [ ] Transition Report on Form 20-F
                                [ ] Transition Report on Form 11-K
                                [ ] Transition Report on Form 10-Q
                                [ ] Transition Report on Form N-SAR

                                For the Transition Period Ended: ___________________________________________________________________

Read Instruction (on back page) Before Preparing Form. Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
____________________________________________________________________________________________________________

PART I - REGISTRANT INFORMATION

MSB FINANCIAL CORP.

Full Name of Registrant

Former Name if Applicable

1902 LONG HILL ROAD

Address of Principal Executive Office (Street and Number)

MILLINGTON, NEW JERSEY 07946

City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                |    (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort |
                              or expense
[X]            |   (b)   The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form
                  |            N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the
                |            prescribed due date; on the subject quarterly report or transition report on Form 10-Q or subject distribution report on
                              Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                |    (c)   The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Form 12b-25 is filed by MSB Financial Corp. the "Registrant" in connection with the Annual Report on Form 11-K of the Millington
Bank Savings Plan (the "Plan"). The Trustee of the Plan has informed the Registrant that it will be unable to complete the preparation of the Form 5500 by the due date for the filing but will be able to complete it within the 15-day extension period afforded by Rule 12b-25.

PART IV - OTHER INFORMATION

(1)           Name and telephone number of person to contact in regard to this notification

                                     JOAN S. GUILFOYLE                                          202                                              434-4677
                                             (Name)                                                   (Area Code)                          (Telephone Number)

(2)            Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the
                 Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to
                 file such report(s) been filed? If answer is no, identify report(s).             [X ] Yes   [ ] No

                 _____________________________________________________________________________________________________

(3)            Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be
                  reflected by the earnings statement to be included in the subject report or portion thereof?              [ ] Yes   [ X] No

                  If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

MSB FINANCIAL CORP.
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    June 29, 2018                                                                                          By /s/ Michael Shriner

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).